Exhibit (a)(7)

         This announcement is not an offer to purchase or a solicitation of an offer to sell shares (as defined below). The Offer (as defined below)
                 is made solely by the Offer to Purchase dated
        September 10, 2004 and the related letter of transmittal and any amendments or supplements thereto and is being made to all holders of shares.
    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the
     Offer or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed
                broker or dealer, the Offer shall be deemed to be
    made on behalf of the Trusts (as defined below) by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
               Up to 1,825,000 Outstanding Shares of Common Stock
                                       of
                  Neuberger Berman Real Estate Income Fund Inc.
                                       at
                              $19.89 Net Per Share
                                       by
                             Lola Brown Trust No. 1B
                                       and
                           Ernest Horejsi Trust No. 1B

     The Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Lola Trust"), and the Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Ernest Trust" and, together with the Lola Trust, the "Trusts" and also referred to herein as "we," "our" or "us"), are offering to purchase up to 1,825,000 issued and outstanding shares of common stock, par value $0.0001 per share (the "shares"), of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), at a price of $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 2004 (the "Offer to Purchase") and in the related letter of transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

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       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, OCTOBER 8, 2004, UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------

     The purpose of the Offer is to acquire a significant percentage of the outstanding shares, so that we may influence the policies and management of NRL to take the fund in a new direction. For stockholders who do not wish to be a part of the new direction, the Offer is an opportunity to sell shares before any changes occur. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on NRL's board of directors, to propose the termination and replacement of NRL's incumbent adviser, portfolio manager and administrator, to propose that NRL change its name so as not to include "Neuberger Berman" and to propose that NRL change its investment policies and objectives, which may include, among other changes, proposals for NRL to expand its scope to include investments in real estate operating companies and investment trusts outside the United States, consistent with our philosophy that NRL's advisors should have the greatest possible flexibility to seek out and invest in what they believe to be the best values among any asset class anywhere in the world. We do not have any current plans or proposals for a merger or other similar business combination involving NRL or otherwise to effect an extraordinary corporate transaction following the consummation of the Offer.

     The Offer is subject to certain conditions set forth in the Section 14 of the Offer to Purchase. The Offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. The Offer is being made for up to 1,825,000 shares. The Lola Trust will purchase up to 1,551,250 shares and the Ernest Trust will purchase up to 273,750 shares. We reserve the right to reallocate between us the shares to be purchased pursuant to the Offer. If more than 1,825,000 shares are validly tendered prior to the expiration date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 1,825,000 shares on a pro rata basis based upon the number of shares validly tendered by the expiration date and not withdrawn.

     Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission, we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not the conditions set forth in the Section 14 of the Offer to Purchase shall have been satisfied, to extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary (which will be followed as promptly as practicable by a public announcement thereof). During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering holder to withdraw its shares on the terms and conditions described in the Offer to Purchase.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal.

     Tenders of shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 9, 2004 unless such shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered shares, a written notice of withdrawal with respect to such shares must be timely received by the depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of shares, if different from that of the person who tendered such shares. If certificates for shares to be withdrawn have been delivered to the depositary then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution (as defined in the Offer to Purchase) has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares have been delivered in accordance with the procedures for book-entry transfer set forth in the Offer to Purchase, then any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility (as defined in the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related letter of transmittal and is incorporated herein by reference.

     A request is being made to NRL for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of shares. The Offer to Purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

   The Offer to Purchase and the related letter of transmittal contain important information. Holders of shares should carefully read both in their entirety before any decision is made with respect to the Offer.

     Any questions or requests for assistance may be directed to the information agent at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related letter of transmittal and other tender offer materials may be directed to the information agent as set forth below, and copies will be furnished promptly at our expense. Holders of shares may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885
                       E-mail: proxy@mackenziepartners.com

September 10, 2004